Exhibit 5.1

September 28, 2022 UMB Financial Corporation 1010 Grand Boulevard Kansas City, Missouri 64106 Re: Registration Statement on Form S-3 (File No. 333-266941) for UMB Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to UMB Financial Corporation, a Missouri corporation (the “Company”), in connection with the offering, issuance and sale by the Company of $110 million aggregate principal amount of 6.250% Fixed-to-Fixed Rate Subordinated Notes due 2032 (the “Notes”). The Notes are to be issued pursuant to the Indenture dated as of September 17, 2020 (the “Base Indenture”), between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by that certain Second Supplemental Indenture, dated as of September 23, 2022 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). All capitalized terms which are defined in the Underwriting Agreement (as defined below) shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)

the automatic shelf Registration Statement on Form S-3 (File No. 333-266941) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) on August 17, 2022;

(2)

the prospectus supplement dated September 23, 2022 and accompanying prospectus included in the Registration Statement, which were filed with the Commission on September 23, 2022, pursuant to Rule 424(b) under the Act (collectively, the “Prospectus”);

(3)

the Underwriting Agreement, dated September 23, 2022 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as the representatives of the several underwriters named therein (the “Underwriters”);

(4)	the Base Indenture;

(5)	the form of Supplemental Indenture; and

(6)	the form of Notes attached as Exhibit A to the Supplemental Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation of the Company, as amended through April 25, 2006, as filed with the Office of the Secretary of State of the State of Missouri, and the Bylaws of the Company, as amended through October 28, 2014, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents

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of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations or warranties made in or pursuant to the Underwriting Agreement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon the execution and delivery of the Supplemental Indenture by the Company and the Trustee, the Notes will have been duly authorized, and when duly executed, authenticated, issued and delivered to the Underwriters, in exchange for payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits provided by the Indenture.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)    Our opinions herein reflect only the application of applicable Missouri State and New York State law (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of each such State and (B) the securities, blue sky, criminal, insurance, environmental, employee benefit, pension, antitrust and tax laws of each such State, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

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(b)    Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c)    Our opinions herein are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) require compliance with or impose standards relating to fiduciary duties or fairness; (ii) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)    We have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), comply with applicable law, (ii) the Prospectus complies with applicable law, (iii) the Notes will be issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, (iv) at the time of the execution, authentication, issuance, and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the trustee and shall have been duly qualified under the Trust Indenture Act of 1939, and (v) at the time of the execution, authentication, issuance, and delivery of the Notes, the Indenture will comply with applicable law.

(e)    We express no opinion as to:

(i) the enforceability of any provision in any of the Indenture or the Notes purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law; (G) govern choice of law or conflict of laws; or (H) provide for or grant a power of attorney; and

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Indenture or the Notes which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, (B) any rights to set-off or net payment obligations, (C) any provisions purporting to provide to any party the right (1) to receive costs and expenses beyond those reasonably incurred by it, (2) appoint any person as the attorney-in-fact of any other persons, or (D) provisions in the Indenture whose terms are left open for later resolution by the parties.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP